Exhibit 99.1
MATADOR RESOURCES COMPANY REPORTS FOURTH QUARTER AND
FULL YEAR 2023 FINANCIAL RESULTS AND PROVIDES OPERATIONAL UPDATE,
2024 OPERATING PLAN AND MARKET GUIDANCE

DALLAS, Texas, February 20, 2024 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the fourth quarter and full year 2023. A slide presentation summarizing the highlights of Matador’s fourth quarter and full year 2023 earnings release and 2024 operating plan is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Management Summary Comments

In summarizing the year, Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, noted, “Matador achieved another record quarter in the fourth quarter of 2023, which was another strong finish to yet another record year. Matador not only produced a record amount of oil and natural gas through strong well performance during the fourth quarter of 2023 but also steadily decreased costs during the quarter, resulting in better-than-expected free cash flow per share. We used this higher free cash flow to repay borrowings under our credit facility, make profitable investments in our oil and natural gas properties and our midstream business and pay a steadily increasing fixed dividend to our shareholders.

“In 2024, we anticipate that Matador will set further records as we continue our long tradition of profitable growth at a measured pace while consistently increasing our reserves and improving our operational efficiencies in the Delaware Basin (see Slide A). Matador notably not only significantly exceeded production expectations during the fourth quarter of 2023 but also anticipates continued growth and capital efficiency gains throughout 2024. These efforts are expected to result in organic oil production gains of 10% year-over-year in the fourth quarter of 2024 when compared to the oil production reported in the fourth quarter of this last year (see Slide B and Slide C). This oil growth and individual well efficiency allows us to continue to reduce debt and strengthen our balance sheet. In fact, we believe our large and growing inventory of high-quality acreage in the core of the Delaware Basin combined with our very capable staff and board sets us up for years of continued and consistent success, especially when combined with our profitable midstream business that provides critical flow assurance for our oil and natural gas production (see Slide D). In other words, we like our chances going forward.

2023 Accomplishments

“Matador’s record fourth quarter 2023 average daily production of 154,300 barrels of oil and natural gas equivalent (‘BOE’) per day significantly exceeded our expectations of 145,250 BOE per day, primarily as a result of (i) increased production from wells in Matador’s Stateline asset area and Rodney Robinson leasehold, (ii) outperformance of our Margarita wells that were turned to sales in the third quarter of 2023, (iii) land acquisitions during the quarter that added approximately 1,000 BOE per day in excess of Matador’s expectations and (iv) higher-than-expected production from non-operated assets. In fact, Matador grew its production by over 50% in 2023 as our average daily production grew from approximately 100,000 BOE per day in early January 2023 to over 150,000 BOE per day in the fourth quarter of 2023 (see Slide E).

“In addition to increasing production, we also decreased our operating costs during the fourth quarter of 2023. For example, our lease operating expenses decreased 5% to $5.06 per BOE in the fourth quarter of 2023, as compared to $5.34 per BOE in the third quarter of 2023 and significantly outperformed our expected fourth quarter guidance range of $5.40 to $5.80 per BOE (see Slide F). This decrease was primarily due to increased use of recycled produced water for completion activities as well as a range of incremental improvements relating to the wells we acquired as part of our acquisition of Advance Energy Partners Holdings, LLC (‘Advance’). These improvements include artificial lift conversions, consolidation of production facilities and a reduction in future repairs, field supervision costs and maintenance costs.

“Our record quarterly production and increased efficiencies resulted in fourth quarter 2023 net income of $254.5 million as well as fourth quarter 2023 Adjusted EBITDA of $552.8 million. During this time, Matador also achieved record total proved oil and natural gas reserves of 460.1 million BOE at December 31, 2023, which is an increase of 29% as compared to 356.7 million BOE at December 31, 2022 despite average oil prices decreasing 17% from $90.15 in 2022 to $74.70 in 2023 and average natural gas prices decreasing 58% from $6.36 in 2022 to $2.64 in 2023 (see Slide G). The Standardized Measure and PV-10 of our total proved oil and natural gas reserves was $6.1 billion and $7.7 billion, respectively, using Securities and Exchange Commission (‘SEC’) pricing of $74.70 for oil and $2.64 for natural gas as of December 31, 2023. Notably, Matador’s natural gas reserves at December 31, 2023 exceeded one trillion cubic feet for the first time.

“The Advance acquisition was important to us but was only one of approximately 200 acquisitions and trades we completed during 2023. These transactions and their associated midstream systems were located throughout Matador’s asset areas and continue to build and connect Matador’s core Delaware Basin acreage (see Slide H and Slide I). As a result, Matador now ranks as the number eight producer by total production in New Mexico according to Enverus data (see Slide D and Slide I).

“Matador’s midstream businesses also made great strides throughout 2023. San Mateo Midstream, LLC (‘San Mateo’), our midstream joint venture, achieved its second-best annual net income of $131.2 million and record Adjusted EBITDA of $200.2 million during 2023. These record results include 26% year-over-year growth in third-party revenue as San Mateo continues to expand its relationships with existing customers and obtain business from new third-party customers (see Slide J). In addition to the success at San Mateo, Pronto Midstream, LLC (‘Pronto’), our wholly-owned midstream subsidiary, set a single day record of 64 million cubic feet of natural gas processed at its Marlan cryogenic natural gas processing plant (the ‘Marlan Processing Plant’). This processing record for the Marlan Processing Plant was achieved in large part because of Matador’s operated wells in Northern Lea County, New Mexico, including natural gas from the Margarita wells that were acquired in the Advance transaction, and repeat business from third-party customers. In the fourth quarter of 2023, the Marlan Processing Plant processed approximately 12 million cubic feet of natural gas per day of Matador’s production from Lea County, New Mexico, which allowed for the associated oil production of approximately 9,000 barrels of oil per day.

“We appreciate the planning, teamwork and concerted effort and communication by and between our various staff members, partners, consultants, vendors, shareholders and other stakeholders who helped make 2023 the best year in Matador’s 40-year history. It was a great leap forward by a hard-working and thoughtful team of professionals.

2024 Outlook: More of the Same

“While we celebrate our 2023 accomplishments, we remain focused on continued growth, profitability and increased efficiencies in 2024. Matador anticipates another record year in 2024 with an 18% increase in our expected total average production of 156,000 BOE per day in full-year 2024, as compared to total average production of 131,800 BOE per day in full-year 2023 (see Slide K). Notably, our oil production is increasing at a faster pace than our total production as we produce more wells in Northern Lea County in connection with the 152,000 net acres of our existing leasehold position and the various other acquisitions we have made in 2023. In 2024, our oil production is expected to increase 23% to 93,000 barrels of oil per day in full-year 2024, as compared to an average of 75,500 barrels of oil per day in full-year 2023.

“Matador expects to achieve record production in 2024 despite the expectation that it will experience temporary midstream constraints from time to time from third-party midstream providers primarily in Lea County, New Mexico during the first quarter of 2024. It is difficult to estimate the amount of these temporary third-party midstream production constraints. During January 2024, these constraints are estimated to have resulted in approximately 5,500 BOE per day (3,850 barrels of oil per day) of less production. These third-party midstream constraints have continued into February and are even expected to continue into March. Our estimates of our first quarter 2024 production of 145,000 to 146,500 BOE per day take into account the impact of these temporary third-party midstream constraints.

“Notably, Matador’s midstream systems (San Mateo and Pronto) have operated without any material downtime and have not contributed to these constrained volumes, which is evidence of the importance of operating our own midstream assets. The completion of the natural gas pipeline connections between Pronto and San Mateo and between Pronto and our Advance acreage as well as certain other firm service gas gathering and processing agreements are expected to resolve these temporary midstream constraints by the end of the first quarter of 2024. As a result, we expect our second quarter 2024 production to increase back above our fourth quarter 2023 production of 154,300 BOE per day and then to continue to grow above that amount throughout the rest of the year.

2024 Operations Outlook and Innovations

“As we announced in October 2023, we added an eighth drilling rig in late January 2024. Matador anticipates drilling, completing and equipping (‘D/C/E’) capital expenditures of $1.20 billion during 2024, which is similar to our D/C/E capital expenditures of $1.16 billion in 2023. We expect similar D/C/E capital expenditures in 2024 as compared to 2023 because of increased efficiencies and lower working interests in the wells we turn to sales in 2024 as compared to 2023. After the success and continued outperformance of the 21 Margarita wells that we acquired in the Advance transaction, we are excited to turn to sales the additional 21 ‘DUC’ wells that we acquired in the Advance transaction on our Dagger Lake South lease. We expect to turn these wells to sales during the second quarter of 2024. The Dagger Lake South wells have lateral lengths of 1.5 miles as compared to the 2.25-mile lateral lengths of the Margarita wells. Similar to the Margarita wells, we expect the Dagger Lake South wells to have an oil to natural gas ratio of over 80%.

“Notably, Matador expects to achieve record production during 2024 while also decreasing costs. We anticipate 6% lower drilling and completion costs for operated wells turned to sales in 2024 of $995 to $1,025 per completed lateral foot, as compared to $1,075 per completed lateral foot in 2023. After successfully implementing ‘Simul-Frac’ operations in 2021, we are currently testing our first ‘Trimul-Frac’ operation, which will allow us to complete three wells simultaneously in a six well batch. Matador estimates that ‘Simul-Frac’ and ‘Trimul-Frac’ operations save approximately $250,000 and $350,000, respectively, per well as compared to traditional zipper fracturing operations. Total savings from these operations exceed $35 million since 2021 (see Slide L).

“Matador also remains encouraged by the positive test of cost and production efficiency of its first two ‘U-Turn’ wells in Matador’s Wolf asset area in Loving County, Texas. We achieved approximately $10 million in cost savings by drilling two ‘U-Turn’ two-mile lateral wells as compared to four one-mile lateral wells in this section. Production testing indicates all perforated depths are contributing to production and cumulative results are consistent with traditional straight two-mile lateral wells. Following this encouraging test, we are exploring the possibility of drilling up to 20 additional ‘U-Turn’ wells during 2024 and 2025. We are excited about the prospects of implementing the ‘U-Turn’ design throughout our acreage footprint (see Slide M).

“The opportunities to expand our midstream footprint in the Delaware Basin to support Matador’s operations and provide services to third-party customers look favorable due in large part to the trust, relationships and repeat business of third-party friends and customers (see Slide N). The natural gas pipelines connecting Pronto’s system to both the San Mateo system and the acreage acquired in the Advance transaction remain on track to be completed by the end of the first quarter of 2024.

“Matador continues to move forward with the 200 million cubic feet per day expansion of the Marlan Processing Plant, which is expected to be completed in the first half of 2025. We plan to fund 100% of this expansion with our cash flows and availability under our credit facility, although we continue to evaluate potential partners in Pronto that would share in these capital expenditures and strategic opportunities. Matador generally expects its midstream projects to have a rate of return of 20% or more with a payback period of less than five years, but most importantly such midstream projects provide added flow assurance for Matador and its third-party customers in the Delaware Basin.

Today, San Mateo and Pronto have over 540 miles of oil, natural gas and water pipelines, 520 million cubic feet per day of designed natural gas processing capacity and 17 saltwater disposal wells with approximately 510,000 barrels per day of designed produced water disposal capacity.

Expression of Thanks and Appreciation

“Many thanks are due to our Board, management, office and field staffs, friends and shareholders who have worked together to establish Matador as one of the top ten oil and natural gas producers in New Mexico. We are particularly appreciative of the staff work, bank support and disciplined approach of our Board and Executive Team that has allowed us to continue to expand our exploration and production programs under challenging conditions as well as to expand our strategic opportunities to include an increasingly important midstream system. We believe this support has enabled us to outperform the price of oil, the S&P Oil and Gas Exploration & Production Select Industry Index, or XOP Index, the Russell 2000 Index and the S&P 500 Index since our initial public offering in February 2012 (see Slide O). We are excited about the opportunities ahead for Matador and thank you for your continued support and friendship.”

Highlights

Fourth Quarter 2023 Operational and Financial Highlights
(for comparisons to prior year, please see the remainder of this press release)
•Record quarterly average production of 154,300 BOE per day (88,700 barrels of oil per day)
•Net cash provided by operating activities of $618.3 million
•Adjusted free cash flow of $180.5 million
•Net income of $254.5 million, or $2.12 per diluted common share
•Adjusted net income of $238.4 million, or $1.99 per diluted common share
•Adjusted EBITDA of $552.8 million
•San Mateo net income of $43.7 million
•San Mateo Adjusted EBITDA of $61.6 million

Full Year 2023 Operational and Financial Highlights
(for comparisons to prior year, please see the remainder of this press release)
•Record annual average production of 131,800 BOE per day (75,500 barrels of oil per day)
•Net cash provided by operating activities of $1.87 billion
•Adjusted free cash flow of $460.0 million
•Net income of $846.1 million, or $7.05 per diluted common share
•Adjusted net income of $811.7 million, or $6.77 per diluted common share
•Adjusted EBITDA of $1.85 billion
•San Mateo net income of $131.2 million
•San Mateo Adjusted EBITDA of $200.2 million

2024 Guidance Highlights
•Oil production guidance of 91,000 to 95,000 barrels per day
•Natural gas production guidance of 370.0 to 386.0 million cubic feet per day
•Total production guidance of 153,000 to 159,000 BOE per day
•Drilling, completing and equipping capital expenditures of $1.10 to 1.30 billion
•Midstream capital expenditures of $200 to 250 million

Note: All references to Matador’s net income, adjusted net income, Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, adjusted net income, Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo”). Matador owns 51% of San Mateo. For a definition of adjusted net income, adjusted earnings per diluted common share, Adjusted EBITDA, adjusted free cash flow and PV-10 and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Operational and Financial Update

Record Fourth Quarter 2023 Oil, Natural Gas and Total Oil Equivalent Production

Matador’s average daily oil and natural gas production was 154,261 BOE per day in the fourth quarter of 2023, which was the highest in Matador’s history. The production in the fourth quarter of 2023 was a 14% sequential increase from 135,096 BOE in the third quarter of 2023 and a 38% year-over-year increase from 111,735 BOE per day in the fourth quarter of 2022. Matador’s average production of 154,261 BOE per day in the fourth quarter of 2023 was a 6% increase as compared to the midpoint of Matador’s expected production guidance of 145,250 BOE per day for the fourth quarter of 2023. The primary drivers behind this outperformance were (i) increased production from wells in Matador’s Stateline asset area and Rodney Robinson leasehold, (ii) outperformance of Matador’s Margarita wells that were turned to sales in the third quarter of 2023, (iii) land acquisitions during the quarter that added approximately 1,000 BOE per day in excess of Matador’s expectations and (iv) higher-than-expected production from non-operated assets.

Production	Q4 2023 Average Daily Volume	Q4 2023 Guidance Range (1)	Difference (2)	Sequential (3)	YoY (4)
Total, BOE per day	154,261	144,000 to 146,500	+6% Better than Guidance	+14%	+38%
Oil, Bbl per day	88,663	86,000 to 87,500	+2% Better than Guidance	+14%	+42%
Natural Gas, MMcf per day	393.6	348.0 to 354.0	+12% Better than Guidance	+14%	+33%

(1) Production range previously projected, as provided on October 24, 2023.
(2) As compared to midpoint of guidance provided on October 24, 2023.
(3) Represents sequential percentage change from the third quarter of 2023.
(4) Represents year-over-year percentage change from the fourth quarter of 2022.

Fourth Quarter 2023 Realized Commodity Prices

The following table summarizes Matador’s realized commodity prices during the fourth quarter of 2023, as compared to the third quarter of 2023 and the fourth quarter of 2022.

	Sequential (Q4 2023 vs. Q3 2023)			YoY (Q4 2023 vs. Q4 2022)
Realized Commodity Prices	Q4 2023	Q3 2023	Sequential Change(1)	Q4 2023	Q4 2022	YoY Change(2)

Oil Prices, per Bbl	$79.00	$82.49	Down 4%	$79.00	$83.90	Down 6%
Natural Gas Prices, per Mcf	$3.01	$3.56	Down 15%	$3.01	$5.65	Down 47%
(1) Fourth quarter 2023 as compared to third quarter 2023.
(2) Fourth quarter 2023 as compared to fourth quarter 2022.

During the fourth quarter of 2023, Matador turned to sales a record 39 gross (29.5 net) operated horizontal wells with an average completed lateral length of 9,300 feet. The table below provides a summary of our operated and non-operated activity in the fourth quarter of 2023. Matador had 1.3 net additional operated wells turned to sales in the fourth quarter of 2023 than it had previously planned.

Fourth Quarter 2023 Quarterly Well Count
	Operated		Non-Operated		Total		Gross Operated and Non-Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Western Antelope Ridge (Rodney Robinson)	—	—	—	—	—	—	No wells turned to sales in Q4 2023
Antelope Ridge	4	2.7	1	0.0	5	2.7	3-2BS, 1-1BS, 1-AV
Arrowhead	17	10.6	—	—	17	10.6	8-WC A, 7-2BS, 2-1BS
Ranger	5	5.0	—	—	5	5.0	3-3BS, 1-3BS Carb, 1-WC A
Rustler Breaks	—	—	6	0.5	6	0.5	6-WC A
Stateline	—	—	—	—	—	—	No wells turned to sales in Q4 2023
Wolf/Jackson Trust	13	11.2	3	0.1	16	11.3	10-WC B, 5-WC A, 1-3BS Carb
Delaware Basin	39	29.5	10	0.6	49	30.1
South Texas	—	—	1	0.4	1	0.4	1-EF
Haynesville Shale	—	—	5	0.3	5	0.3	5-HV
Total	39	29.5	16	1.3	55	30.8

Note: AV = Avalon; BS = Bone Spring; HV = Haynesville; EF = Eagle Ford; WC = Wolfcamp; BS Carb = Bone Spring Carbonate. For example, 3-2BS indicates three Second Bone Spring completions, and 8-WC A indicates eight Wolfcamp A completions. Any “0.0” values in the table suggest a net working interest of less than 5%, which does not round to 0.1.

Fourth Quarter 2023 Operating Expenses

Matador expected increased lease operating expenses in the fourth quarter of 2023 as a result of closing the Advance acquisition in April 2023 and continued integration of the acquired assets. Fortunately, Matador was able to offset certain anticipated expense increases through savings from the greater use of recycled produced water for completion activities as well as a range of improvements relating to the wells acquired in the Advance transaction. These improvements include artificial lift conversions, consolidation of production facilities and a reduction in future repairs, field supervision costs and maintenance costs. These actions to offset the expected increase in lease operating expenses resulted in total lease operating expenses of $5.06 per BOE for the fourth quarter of 2023, which is a 5% sequential decrease from $5.34 per BOE in the third quarter of 2023, and a 10% decrease from the midpoint of Matador’s expected fourth quarter 2023 guidance range of $5.40 to $5.80 per BOE.

Matador’s general and administrative (“G&A”) expenses decreased 18% sequentially from $2.55 per BOE in the third quarter of 2023 to $2.08 per BOE in the fourth quarter of 2023. This decrease is due in part to the value of employee stock awards that are settled in cash, which are remeasured at each quarterly reporting period according to accounting rules. These cash-settled stock award amounts decreased due to the fact that Matador’s share price decreased 4% from $59.48 at the end of the third quarter of 2023 to $56.86 at end of the fourth quarter of 2023. Matador’s fourth quarter 2023 G&A expenses were at the low end of Matador’s expected fourth quarter 2023 range of $2.00 to $3.00 per BOE.

During the fourth quarter of 2023, Matador’s plant and other midstream services operating expenses, which include the costs to operate San Mateo’s and Pronto’s assets, were $2.56 per BOE, a 3% sequential increase from $2.48 per BOE in the third quarter of 2023. The fourth quarter 2023 plant and other midstream services operating expenses were consistent with Matador’s expected fourth quarter 2023 range of $2.25 to $2.75 per BOE.

Fourth Quarter 2023 Capital Expenditures

For the fourth quarter of 2023, Matador’s D/C/E capital expenditures of $261.4 million and midstream capital expenditures of $86.2 million were consistent with expectations and guidance. The midstream capital expenditures during the fourth quarter included the first payments related to the expansion of Pronto’s Marlan Processing Plant.

Midstream Update

San Mateo’s operations in the fourth quarter of 2023 were highlighted by record operating and financial results. These strong results primarily reflect better-than-expected volumes delivered by Matador and third-party customers into the San Mateo system. San Mateo’s net income of $43.7 million and Adjusted EBITDA of $61.6 million were each records for San Mateo and better than expected.

Operationally, San Mateo’s natural gas gathering and processing volumes and produced water handling volumes in the fourth quarter of 2023 were all-time quarterly highs. The table below sets forth San Mateo’s throughput volumes, as compared to the third quarter of 2023 and the fourth quarter of 2022. The volumes in the table do not include the full quantity of volumes that would have otherwise been delivered by certain San Mateo customers subject to minimum volume commitments (although partial deliveries were made), but for which San Mateo recognized revenues.

	Sequential (Q4 2023 vs. Q3 2023)			YoY (Q4 2023 vs. Q4 2022)
San Mateo Throughput Volumes	Q4 2023	Q3 2023	Change(1)	Q4 2023	Q4 2022	Change(2)

Natural gas gathering, MMcf per day	416	350	+19%	416	305	+36%
Natural gas processing, MMcf per day	413	385	+7%	413	328	+26%
Oil gathering and transportation, Bbl per day	50,900	40,200	+27%	50,900	46,000	+11%
Produced water handling, Bbl per day	442,000	354,000	+25%	442,000	386,000	+15%
(1) Fourth quarter 2023 as compared to third quarter 2023.
(2) Fourth quarter 2023 as compared to fourth quarter 2022.

Pronto achieved record quarterly average throughput at the Marlan Processing Plant of 54.4 million cubic feet of natural gas per day. Pronto is moving forward with the expansion of the Marlan Processing Plant as well as its other projects to connect to Matador operated wells and other wells operated by third-party customers. Matador does not expect significant net income or Adjusted EBITDA from Pronto’s operations until the second half of 2025 when such expansion and construction operations are expected to be fully complete and operational.

Proved Reserves, Standardized Measure and PV-10

The following table summarizes Matador’s estimated total proved oil and natural gas reserves at December 31, 2023 and 2022.

	At December 31,		% YoY Change
	2023	2022
Estimated proved reserves:(1)(2)
Oil (MBbl)(3)	272,277	196,289	+39%
Natural Gas (Bcf)(4)	1,126.8	962.6	+17%
Total (MBOE)(5)	460,070	356,722	+29%
Estimated proved developed reserves:
Oil (MBbl)(3)	161,642	116,030	+39%
Natural Gas (Bcf)(4)	782.7	632.9	+24%
Total (MBOE)(5)	292,097	221,507	+32%
Percent developed	63.5%	62.1%
Estimated proved undeveloped reserves:
Oil (MBbl)(3)	110,635	80,259	+38%
Natural Gas (Bcf)(4)	344.0	329.7	+4%
Total (MBOE)(5)	167,973	135,215	+24%
Standardized Measure (in millions)(6)	$6,113.5	$6,983.2	(12)%
PV-10 (in millions)(7)	$7,704.1	$9,132.2	(16)%
Commodity prices:(2)
Oil (per Bbl)	$74.70	$90.15	(17)%
Natural Gas (per MMBtu)	$2.64	$6.36	(58)%

(1) Numbers in table may not total due to rounding.
(2) Matador’s estimated proved reserves, Standardized Measure and PV-10 were determined using index prices for oil and natural gas, without giving effect to derivative transactions, and were held constant throughout the life of the properties. The unweighted arithmetic averages of first-day-of-the-month prices for the period from January through December 2023 were $74.70 per Bbl for oil and $2.64 per MMBtu for natural gas and for the period from January through December 2022 were $90.15 per Bbl for oil and $6.36 per MMBtu for natural gas. These prices were adjusted by property for quality, energy content, regional price differentials, transportation fees, marketing deductions and other factors affecting the price received at the wellhead. Matador reports its proved reserves in two streams, oil and natural gas, and the economic value of the natural gas liquids (“NGL”) associated with the natural gas is included in the estimated wellhead price on those properties where NGLs are extracted and sold.
(3) One thousand barrels of oil.
(4) One billion cubic feet of natural gas.
(5) One thousand barrels of oil equivalent, estimated using a conversion factor of one barrel of oil per six thousand standard cubic feet of natural gas.
(6) Standardized Measure represents the present value of estimated future net cash flows from proved reserves, less estimated future development, production, plugging and abandonment and income tax expenses, discounted at 10% per annum to reflect the timing of future cash flows. Standardized Measure is not an estimate of the fair market value of Matador’s properties.
(7) PV-10 is a non-GAAP financial measure. For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures.” PV-10 is not an estimate of the fair market value of our properties.

The proved reserves estimates presented for each period in the table above were prepared by the Company’s internal engineering staff and audited by an independent reservoir engineering firm, Netherland, Sewell & Associates, Inc. These proved reserves estimates were prepared in accordance with the SEC’s rules for oil and natural gas reserves reporting and do not include any unproved reserves classified as probable or possible that might exist on Matador’s properties. Notably, the commodity prices used in these estimates decreased significantly in 2023 as compared to 2022 with average oil prices decreasing 17% from $90.15 in 2022 to $74.70 in 2023 and average natural gas prices decreasing 58% from $6.36 in 2022 to $2.64 in 2023.

Matador’s total proved oil and natural gas reserves increased 29% year-over-year from 356.7 million BOE (55% oil, 62% proved developed, 98% Delaware Basin), consisting of 196.3 million barrels of oil and 962.6 billion cubic feet of natural gas, at December 31, 2022 to 460.1 million BOE (59% oil, 64% proved developed, 97% Delaware Basin), consisting of 272.3 million barrels of oil and 1.13 trillion cubic feet of natural gas, at December 31, 2023. Matador’s oil, natural gas and total proved reserves at December 31, 2023 were each at an all-time high.

The Standardized Measure of Matador’s total proved oil and natural gas reserves decreased 12% from $6.98 billion at December 31, 2022 to $6.11 billion at December 31, 2023. The PV-10 (a non-GAAP financial measure) of Matador’s total proved oil and natural gas reserves decreased 16% from $9.13 billion at December 31, 2022 to $7.70 billion at December 31, 2023. The decrease in both Standardized Measure and PV-10 of Matador’s proved oil and natural gas reserves at December 31, 2023 resulted primarily from the decrease in both oil and natural gas prices used to estimate proved reserves at December 31, 2023, as compared to December 31, 2022. At December 31, 2023, the oil and natural gas prices used to estimate total proved reserves were $74.70 per barrel (a 17% decrease) and $2.64 per MMBtu (a 58% decrease), respectively, as compared to $90.15 per barrel and $6.36 per MMBtu, respectively, at December 31, 2022.

Matador’s proved developed oil and natural gas reserves increased 32% year-over-year from 221.5 million BOE (52% oil), consisting of 116.0 million barrels of oil and 632.9 billion cubic feet of natural gas, at December 31, 2022 to 292.1 million BOE (55% oil), consisting of 161.6 million barrels of oil and 782.7 billion cubic feet of natural gas, at December 31, 2023.

Matador’s proved undeveloped reserves at December 31, 2023 increased 24% year-over-year from 135.2 million BOE (59% oil), consisting of 80.3 million barrels of oil and 329.7 billion cubic feet of natural gas, at December 31, 2022 to 168.0 million BOE (66% oil), consisting of 110.6 million barrels of oil and 344.0 billion cubic feet of natural gas, at December 31, 2023.

Full Year 2024 Guidance Summary

Matador’s full year 2024 guidance estimates are summarized in the table below, as compared to the actual results for 2023.

Guidance Metric	Actual 2023 Results	2024 Guidance Range	% YoY Change(1)
Oil Production	75,457 Bbl/d(2)	91,000 to 95,000 Bbl/d	+23%
Natural Gas Production	338.1 MMcf/d(3)	370.0 to 386.0 MMcf/d	+12%
Oil Equivalent Production	131,813 BOE/d(4)	153,000 to 159,000 BOE/d	+18%
D/C/E CapEx(5)	$1.16 billion	$1.10 to $1.30 billion	+3%
Midstream CapEx(6)	$148.3 million	$200 to $250 million	+52%
Total D/C/E and Midstream CapEx	$1.31 billion	$1.30 to $1.55 billion	+9%
(1) Represents percentage change from 2023 actual results to the midpoint of 2024 guidance range.
(2) One barrel of oil per day.
(3) One billion cubic feet of natural gas per day.
(4) One barrel of oil equivalent per day, estimated using a conversion factor of one barrel of oil per six thousand standard cubic feet of natural gas.
(5) Capital expenditures associated with drilling, completing and equipping wells.
(6) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects, including projects completed by Pronto. Excludes the acquisition cost of Advance’s midstream assets in 2023. Assumes that Matador incurs all of Pronto’s 2024 capital expenditures and does not add a partner in Pronto.

The full year 2024 guidance estimates presented in the table above are based upon the following key assumptions for 2024 drilling and completions activity and capital expenditures.

•Matador began 2024 operating seven drilling rigs in the Delaware Basin and added an eighth operated drilling rig in late January. The full-year 2024 guidance estimates presented above assume that Matador will continue to operate eight drilling rigs in the Delaware Basin throughout the remainder of 2024.

•Matador estimates its 2024 D/C/E capital expenditures will be $1.10 to $1.30 billion, as further detailed in the table below.

D/C/E CapEx(1) Components	Actual 2023 Results	2024 CapEx Estimates	% YoY Change(2)
Operated(3)	$1.05 billion	$0.99 to $1.17 billion	+3%
Non-Operated	$68 million	$70 to $80 million	+10%
Capitalized G&A and Interest	$41 million	$40 to $50 million	+10%
Total D/C/E CapEx	$1.16 billion	$1.10 to $1.30 billion	+3%
(1) Capital expenditures associated with drilling, completing and equipping wells.
(2) Represents percentage change from 2023 actual results to the midpoint of 2024 guidance range.
(3) Includes $85 to $95 million of artificial lift and other production-related capital expenditures.

•Matador anticipates full-year 2024 drilling and completion costs per completed lateral foot to average approximately $1,010 per completed lateral foot, or a 6% decrease as compared to $1,075 in 2023. As it has done in the past, Matador expects to continue to seek to maximize and increase its capital efficiencies across all operations. Matador anticipates “Simul-Frac”, “Remote Simul-Frac” and “Trimul-Frac” operations to account for over 60% of completions in 2024. In addition, Matador expects that dual-fuel optimization on all well completions, improved water and sand logistics, casing design optimization, using existing infrastructure and increased operating efficiency should reduce drilling and completion days on wells.

•Matador estimates 2024 midstream capital expenditures of $200 to $250 million. This estimate includes (i) $30 to $40 million for Matador’s 51% share of San Mateo’s 2024 estimated capital expenditures of approximately $59 to $78 million and (ii) $170 to $210 million for other wholly-owned midstream projects, including projects expected to be completed by Pronto. Pronto’s 2024 capital expenditures include the 200 million cubic feet per day expansion of the Marlan Processing Plant and the pipelines to connect Pronto’s natural gas system to both San Mateo’s natural gas system and to the acreage Matador acquired in the Advance transaction. Estimates of San Mateo’s and Pronto’s capital expenditures include such other projects needed to provide service for newly drilled wells operated by Matador and other customers, as such opportunities may arise.

2024 Operating Plan

The table below provides Matador’s expectations for operated and non-operated horizontal wells to be turned to sales during 2024. Additional details regarding Matador’s drilling and completions program for 2024 are provided in the slide presentation accompanying this press release.

	Avg. Operated	Operated		Non-Operated		Total		Gross Operated
Asset/Operating Area	Lateral Length(1) (feet)	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Western Antelope Ridge (Rodney Robinson)	-	-	-	-	-	-	-	No operated completions in 2024
Antelope Ridge (Advance Properties)	7,400	21	18.8	-	-	21	18.8	3-WC A, 6-3BS, 3-3BS Carb, 6-2BS, 3-1BS
Antelope Ridge (All Other)	9,700	31	20.0	9	0.8	40	20.8	4-WC B, 6-WC A 7-3BS, 7-2BS, 7-1BS
Arrowhead	9,100	20	14.2	27	1.6	47	15.8	8-WC A, 12-2BS
Ranger	10,000	10	8.0	28	3.3	38	11.3	1-3BS, 4-2BS, 4-1BS, 1-AV
Rustler Breaks	9,000	40	27.0	44	3.2	84	30.2	4-WC B, 12-3BS, 10-2BS, 14-1BS
Stateline	12,000	6	6.0	18	0.4	24	6.4	6-AV
Wolf	-	-	-	9	0.2	9	0.2	No operated completions in 2024
Delaware Basin	9,100	128	94.0	135	9.5	263	103.5
Eagle Ford Shale	-	-	-	-	-	-	-	No operated completions in 2024
Haynesville Shale	-	-	-	8	0.1	8	0.1	No operated completions in 2024
Total	9,100	128	94.0	143	9.6	271	103.6

Note: WC = Wolfcamp; BS = Bone Spring; BS Carb = Bone Spring Carbonate; AV = Avalon. For example, 3-WC A indicates three Wolfcamp A completions and 6-3BS indicates six Third Bone Spring completions.
(1) Average completed lateral length for all Matador-operated horizontal wells expected to be turned to sales in 2024.

2024 Production Estimates and Cadence

Oil, Natural Gas and Oil Equivalent Production Growth and Anticipated Cadence

Matador expects full-year 2024 production of 91,000 to 95,000 barrels of oil per day and 370 to 386 million cubic feet of natural gas per day, resulting in 153,000 to 159,000 BOE per day, which would be an increase of 18% as compared to our record 2023 production of 131,800 BOE per day (75,500 barrels of oil per day).

First Quarter 2024 Estimated Oil, Natural Gas and Total Oil Equivalent Production

As noted in the table below, Matador anticipates its average daily oil equivalent production of 154,261 BOE per day in the fourth quarter of 2023 to decrease to a midpoint of approximately 145,750 BOE per day in the first quarter of 2024 and then to increase again quarter by quarter to an exit rate of a range of 160,000 BOE per day to 162,000 BOE per day in the fourth quarter of 2024.

	Q4 2023 and Q1 2024 Production Comparison
Period	Average Daily Total Production, BOE per day	Average Daily Oil Production, Bbl per day	Average Daily Natural Gas Production, MMcf per day	% Oil
Q4 2023	154,261	88,663	393.6	57%
Q1 2024E	145,000 to 146,500	83,000 to 84,000	372.0 to 375.0	57%

Matador expects to achieve record production in 2024 despite the expectation that it will experience temporary midstream constraints from time to time from third-party midstream providers primarily occurring in Lea County, New Mexico during the first quarter of 2024. It is difficult to estimate the amount of these temporary third-party midstream production constraints. During January 2024, these constraints are estimated to have resulted in approximately 5,500 BOE per day (3,850 barrels of oil per day) less production. These third-party midstream constraints have continued into February and are even expected to continue into March. Matador’s estimates of its first quarter 2024 production of 145,000 to 146,500 BOE per day take into account the impact of these temporary third-party midstream constraints.

Notably, Matador’s midstream systems (San Mateo and Pronto) have operated without any material downtime and have not contributed to these constrained volumes, which is evidence of the importance of Matador operating its own midstream assets. The completion of the natural gas pipeline connections between Pronto and San Mateo and between Pronto and Matador’s Advance acreage as well as certain other firm service gas gathering and processing agreements are expected to resolve these temporary midstream constraints by the end of the first quarter of 2024. As a result, Matador expects its second quarter 2024 production to increase back above its fourth quarter 2023 production of 154,300 BOE per day and then to continue to grow above that amount throughout the rest of the year.

Delaware Basin Production Growth

Matador estimates total oil equivalent production of 55.7 million BOE (61% oil) from the Delaware Basin, or 152,200 BOE per day, at the midpoint of 2024 guidance, a year-over-year increase of 20% from 2023. The Company anticipates its total oil and natural gas production from the Delaware Basin should increase 24% and 15%, respectively, year-over-year, at the midpoint of 2024 production guidance.

First Quarter 2024 Estimated Capital Expenditures

Matador began 2024 operating seven drilling rigs in the Delaware Basin and added an eighth drilling rig in late January 2024. At February 20, 2024, Matador expects D/C/E capital expenditures for the first quarter of 2024 will be approximately $350 to $420 million, which is a 48% increase as compared to $261 million for the fourth quarter of 2023, primarily due to completion costs associated with the 21 Dagger Lake South wells expected to be turned to sales in the second quarter of 2024 and expected higher non-operated well capital expenditures relative to the remainder of the year. Matador expects its proportionate share of midstream capital expenditures to be approximately $70 to $90 million in the first quarter of 2024, as compared to $86 million in the fourth quarter of 2023.

2024 Estimated Cash Taxes

Matador expects to make cash tax payments of approximately 5 to 10% of pre-tax book net income for the year ended December 31, 2024 at current commodity prices, as compared to cash tax payments of approximately 1% of pre-tax book net income for the year ended December 31, 2023. The Company’s cash tax payments will be dependent upon a variety of factors that will impact taxable income, including oil and natural gas prices, allowable deductions and any legislative changes thereon, and any tax credits generated that would offset tax liabilities in 2024.
Environmental, Social and Governance (“ESG”) Update

Matador is committed to creating long-term value for its stakeholders in a responsible manner by pursuing sound growth and earnings objectives and exercising prudence in the use of its assets and resources. In October 2023, Matador was pleased to issue its annual Sustainability Report on Matador’s ongoing ESG-related initiatives. This report highlights Matador’s continued progress and improvements in its operating practices, including quantitative sustainability metrics aligned with standards developed by the Sustainability Accounting Standards Board (“SASB”), and should provide Matador’s stakeholders and interested parties with a standardized platform for evaluating the Company’s recent performance and future progress. Matador’s Sustainability Report, including the SASB-aligned sustainability metrics, is available on the Company’s website at www.matadorresources.com/sustainability.

Conference Call Information

The Company will host a live conference call on Wednesday, February 21, 2024, at 10:00 a.m. Central Time to discuss its fourth quarter and full year 2023 financial and operational results, as well as its 2024 operating plan and market guidance. To access the live conference call by phone, you can use the following link https://register.vevent.com/register/BI059f2e31c0f6471991e0ec996c4a1065 and you will be provided with dial in details. To avoid delays, it is recommended that participants dial into the conference call 15 minutes ahead of the scheduled start time.

The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab for one year.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, oil, natural gas and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; the operating results of the Company’s midstream oil, natural gas and water gathering and transportation systems, pipelines and facilities, the acquiring of third-party business and the drilling of any additional salt water disposal wells; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on the Company’s operations due to seismic events; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; disruption from the Company’s acquisitions making it more difficult to maintain business and operational relationships; significant transaction costs associated with the Company’s acquisitions; the risk of litigation and/or regulatory actions related to the Company’s acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, available borrowing capacity under its revolving credit facilities and otherwise; the operating results of and the availability of any potential distributions from our joint ventures; weather and environmental conditions; and the other factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the SEC, including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Vice President - Investor Relations
(972) 371-5225
investors@matadorresources.com

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	December 31,	September 30,	December 31,
	2023	2023	2022
Net Production Volumes:(1)
Oil (MBbl)(2)	8,157	7,133	5,733
Natural gas (Bcf)(3)	36.2	31.8	27.3
Total oil equivalent (MBOE)(4)	14,192	12,429	10,280
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	88,663	77,529	62,316
Natural gas (MMcf/d)(6)	393.6	345.4	296.5
Total oil equivalent (BOE/d)(7)	154,261	135,096	111,735
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$79.00	$82.49	$83.90
Oil, with realized derivatives (per Bbl)	$79.00	$82.49	$82.39
Natural gas, without realized derivatives (per Mcf)(8)	$3.01	$3.56	$5.65
Natural gas, with realized derivatives (per Mcf)	$2.92	$3.34	$5.32
Revenues (millions):
Oil and natural gas revenues	$753.2	$701.5	$635.0
Third-party midstream services revenues	$35.6	$29.9	$26.7
Realized loss on derivatives	$(3.1)	$(7.0)	$(17.6)
Operating Expenses (per BOE):
Production taxes, transportation and processing	$5.31	$5.77	$6.10
Lease operating	$5.06	$5.34	$3.98
Plant and other midstream services operating	$2.56	$2.48	$2.85
Depletion, depreciation and amortization	$15.51	$15.51	$12.80
General and administrative(9)	$2.08	$2.55	$3.36
Total(10)	$30.52	$31.65	$29.09
Other (millions):
Net sales of purchased natural gas(11)	$7.2	$2.7	$7.0

Net income (millions)(12)	$254.5	$263.7	$253.8
Earnings per common share (diluted)(12)	$2.12	$2.20	$2.11
Adjusted net income (millions)(12)(13)	$238.4	$223.4	$249.9
Adjusted earnings per common share (diluted)(12)(14)	$1.99	$1.86	$2.08
Adjusted EBITDA (millions)(12)(15)	$552.8	$508.3	$461.8
Net cash provided by operating activities (millions)(16)	$618.3	$461.0	$446.5
Adjusted free cash flow (millions)(12)(17)	$180.5	$144.6	$249.3

San Mateo net income (millions)(18)	$43.7	$29.9	$37.0
San Mateo Adjusted EBITDA (millions)(15)(18)	$61.6	$47.1	$52.3
San Mateo net cash provided by operating activities (millions)(18)	$45.5	$36.5	$44.8
San Mateo adjusted free cash flow (millions)(17)(18)	$18.8	$10.7	$27.7

D/C/E capital expenditures (millions)	$261.4	$296.0	$188.9
Midstream capital expenditures (millions)(19)	$86.2	$41.7	$10.6

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.

(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.
(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.20, $0.37 and $0.41 per BOE of non-cash, stock-based compensation expense in the fourth quarter of 2023, the third quarter of 2023 and the fourth quarter of 2022, respectively.
(10) Total does not include the impact of purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at either the San Mateo or Pronto cryogenic natural gas processing plants and subsequently sells the residue natural gas and NGLs to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $43.4 million, $40.3 million and $43.1 million less expenses of $36.2 million, $37.6 million and $36.0 million in the fourth quarter of 2023, the third quarter of 2023 and the fourth quarter of 2022, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(16) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(17) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(18) Represents 100% of San Mateo’s net income, Adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.
(19) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects, including projects completed by Pronto. Excludes the acquisition cost of Pronto in 2022 and Advance’s midstream assets in 2023.

Matador Resources Company and Subsidiaries

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	December 31,
	2023	2022
ASSETS
Current assets
Cash	$52,662	$505,179
Restricted cash	53,636	42,151
Accounts receivable
Oil and natural gas revenues	274,192	224,860
Joint interest billings	163,660	180,947
Other	35,102	48,011
Derivative instruments	2,112	3,930
Lease and well equipment inventory	41,808	15,184
Prepaid expenses and other current assets	92,700	51,570
Total current assets	715,872	1,071,832
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	9,633,757	6,862,455
Unproved and unevaluated	1,193,257	977,502
Midstream properties	1,318,015	1,057,668
Other property and equipment	40,375	32,847
Less accumulated depletion, depreciation and amortization	(5,228,963)	(4,512,275)
Net property and equipment	6,956,441	4,418,197
Other assets
Derivative instruments	558	—
Other long-term assets	54,125	64,476
Total other assets	54,683	64,476
Total assets	$7,726,996	$5,554,505
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$68,185	$58,848
Accrued liabilities	365,848	261,310
Royalties payable	161,983	117,698
Amounts due to affiliates	28,688	32,803
Advances from joint interest owners	19,954	52,357
Other current liabilities	40,617	52,857
Total current liabilities	685,275	575,873
Long-term liabilities
Borrowings under Credit Agreement	500,000	—
Borrowings under San Mateo Credit Facility	522,000	465,000
Senior unsecured notes payable	1,184,627	695,245
Asset retirement obligations	87,485	52,985
Deferred income taxes	581,439	428,351
Other long-term liabilities	38,482	19,960
Total long-term liabilities	2,914,033	1,661,541
Shareholders’ equity
Common stock — $0.01 par value, 160,000,000 shares authorized; 119,478,282 and 118,953,381 shares issued; and 119,458,674 and 118,948,624 shares outstanding, respectively	1,194	1,190
Additional paid-in capital	2,133,172	2,101,999
Retained earnings	1,776,541	1,007,642
Treasury stock, at cost, 19,608 and 4,757 shares, respectively	(45)	(34)
Total Matador Resources Company shareholders’ equity	3,910,862	3,110,797
Non-controlling interest in subsidiaries	216,826	206,294
Total shareholders’ equity	4,127,688	3,317,091
Total liabilities and shareholders’ equity	$7,726,996	$5,554,505

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues
Oil and natural gas revenues	$753,246	$635,010	$2,545,599	$2,905,738
Third-party midstream services revenues	35,636	26,707	122,153	90,606
Sales of purchased natural gas	43,388	43,065	149,869	200,355
Realized loss on derivatives	(3,121)	(17,618)	(9,575)	(157,483)
Unrealized gain (loss) on derivatives	6,983	20,311	(1,261)	18,809
Total revenues	836,132	707,475	2,806,785	3,058,025
Expenses
Production taxes, transportation and processing	75,319	62,752	264,493	282,193
Lease operating	71,810	40,933	243,655	157,105
Plant and other midstream services operating	36,400	29,257	128,910	95,522
Purchased natural gas	36,209	36,034	129,401	178,937
Depletion, depreciation and amortization	220,055	131,601	716,688	466,348
Accretion of asset retirement obligations	1,234	682	3,943	2,421
General and administrative	29,494	34,516	110,373	116,229
Total expenses	470,521	335,775	1,597,463	1,298,755
Operating income	365,611	371,700	1,209,322	1,759,270
Other income (expense)
Net loss on asset sales and impairment	—	—	(202)	(1,311)
Interest expense	(35,707)	(16,424)	(121,520)	(67,164)
Other income (expense)	3,496	(2,439)	8,785	(5,121)
Total other expense	(32,211)	(18,863)	(112,937)	(73,596)
Income before income taxes	333,400	352,837	1,096,385	1,685,674
Income tax provision (benefit)
Current	4,964	2,937	13,922	54,877
Deferred	52,495	77,991	172,104	344,480
Total income tax provision	57,459	80,928	186,026	399,357
Net income	275,941	271,909	910,359	1,286,317
Net income attributable to non-controlling interest in subsidiaries	(21,402)	(18,117)	(64,285)	(72,111)
Net income attributable to Matador Resources Company shareholders	$254,539	$253,792	$846,074	$1,214,206
Earnings per common share
Basic	$2.14	$2.15	$7.10	$10.28
Diluted	$2.12	$2.11	$7.05	$10.11
Weighted average common shares outstanding
Basic	119,192	118,298	119,139	118,122
Diluted	119,971	120,074	119,980	120,131

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Operating activities
Net income	$275,941	$271,909	$910,359	$1,286,317
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized (gain) loss on derivatives	(6,983)	(20,311)	1,261	(18,809)
Depletion, depreciation and amortization	220,055	131,601	716,688	466,348
Accretion of asset retirement obligations	1,234	682	3,943	2,421
Stock-based compensation expense	2,884	4,236	13,661	15,123
Deferred income tax provision	52,495	77,991	172,104	344,480
Amortization of debt issuance cost and other debt related costs	2,051	165	7,047	(517)
Other non-cash changes	(7,276)	—	(7,262)	1,311
Changes in operating assets and liabilities
Accounts receivable	56,469	(35,325)	59,893	(205,426)
Lease and well equipment inventory	7,189	(1,115)	(3,034)	(2,847)
Prepaid expenses and other current assets	30,060	(1,066)	(11,757)	(22,952)
Other long-term assets	(623)	(82)	646	175
Accounts payable, accrued liabilities and other current liabilities	(24,754)	8,938	2,810	63,455
Royalties payable	11,618	(16,675)	34,273	23,339
Advances from joint interest owners	(1,461)	25,364	(32,402)	34,283
Other long-term liabilities	(552)	211	(402)	(7,962)
Net cash provided by operating activities	618,347	446,523	1,867,828	1,978,739
Investing activities
Drilling, completion and equipping capital expenditures	(337,332)	(226,377)	(1,192,800)	(771,830)
Acquisition of Advance	(67,705)	—	(1,676,132)	—
Acquisition of oil and natural gas properties	(67,069)	(20,819)	(187,655)	(155,074)
Midstream capital expenditures	(90,110)	(28,638)	(165,719)	(80,051)
Acquisition of midstream assets	—	—	—	(75,816)
Expenditures for other property and equipment	(672)	(523)	(3,636)	(1,213)
Proceeds from sale of assets and other	14,020	—	14,750	46,507
Net cash used in investing activities	(548,868)	(276,357)	(3,211,192)	(1,037,477)
Financing activities
Repayments of borrowings under Credit Agreement	(410,000)	—	(3,032,000)	(300,000)
Borrowings under Credit Agreement	380,000	—	3,532,000	200,000
Repayments of borrowings under San Mateo Credit Facility	(31,000)	(30,000)	(171,000)	(150,000)
Borrowings under San Mateo Credit Facility	78,000	55,000	228,000	230,000
Cost to enter into or amend credit facilities	(651)	(3,219)	(9,296)	(3,725)
Proceeds from issuance of senior unsecured notes	—	—	494,800	—
Issuance costs of senior unsecured notes	—	—	(8,503)	—
Purchase of senior unsecured notes	—	(60,342)	—	(344,302)
Dividends paid	(23,710)	(11,752)	(77,175)	(35,246)
Contributions related to formation of San Mateo	14,500	5,500	38,200	28,250
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	—	—	24,500	—
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(17,150)	(18,620)	(78,253)	(85,995)
Taxes paid related to net share settlement of stock-based compensation	(77)	(978)	(22,910)	(19,242)
Other	(15,267)	(145)	(16,031)	(592)
Net cash (used in) provided by financing activities	(25,355)	(64,556)	902,332	(480,852)
Increase (decrease) in cash and restricted cash	44,124	105,610	(441,032)	460,410
Cash and restricted cash at beginning of period	62,174	441,720	547,330	86,920
Cash and restricted cash at end of period	$106,298	$547,330	$106,298	$547,330

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as securities analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, non-recurring transaction costs for certain acquisitions, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA is not a measure of net income or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended			Year Ended
(In thousands)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$254,539	$263,739	$253,792	$846,074
Net income attributable to non-controlling interest in subsidiaries	21,402	14,660	18,117	64,285
Net income	275,941	278,399	271,909	910,359
Interest expense	35,707	35,408	16,424	121,520
Total income tax provision	57,459	14,589	80,928	186,026
Depletion, depreciation and amortization	220,055	192,794	131,601	716,688
Accretion of asset retirement obligations	1,234	1,218	682	3,943
Unrealized (gain) loss on derivatives	(6,983)	(7,482)	(20,311)	1,261
Non-cash stock-based compensation expense	2,884	4,556	4,236	13,661
Net loss on impairment	—	—	—	202
(Income) expense related to contingent consideration and other	(3,298)	11,895	1,969	(6,038)
Consolidated Adjusted EBITDA	582,999	531,377	487,438	1,947,622
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(30,202)	(23,102)	(25,650)	(98,075)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$552,797	$508,275	$461,788	$1,849,547

	Three Months Ended			Year Ended
(In thousands)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$618,347	$460,970	$446,523	$1,867,828
Net change in operating assets and liabilities	(77,946)	31,943	19,750	(50,027)
Interest expense, net of non-cash portion	33,656	33,307	15,219	114,473
Current income tax provision	4,964	8,958	2,937	13,922
Other non-cash and non-recurring expense (income)	3,978	(3,801)	3,009	1,426
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(30,202)	(23,102)	(25,650)	(98,075)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$552,797	$508,275	$461,788	$1,849,547

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended			Year Ended
(In thousands)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$43,682	$29,917	$36,971	$131,196
Depletion, depreciation and amortization	9,179	8,821	8,301	35,132
Interest expense	8,683	8,325	7,000	33,489
Accretion of asset retirement obligations	92	84	75	336
Adjusted EBITDA	$61,636	$47,147	$52,347	$200,153

	Three Months Ended			Year Ended
(In thousands)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$45,463	$36,483	$44,803	$152,907
Net change in operating assets and liabilities	7,757	2,588	1,029	14,771
Interest expense, net of non-cash portion	8,416	8,076	6,515	32,475
Adjusted EBITDA	$61,636	$47,147	$52,347	$200,153

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share. These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring income or expense items, along with the related tax effect for all periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures. Additionally, these non-GAAP financial measures may be different than similar measures used by other companies. The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers. In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by industry analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Common Share Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$254,539	$263,739	$253,792	$846,074
Total income tax provision	57,459	14,589	80,928	186,026
Income attributable to Matador Resources shareholders before taxes	311,998	278,328	334,720	1,032,100
Less non-recurring and unrealized charges to income before taxes:
Unrealized (gain) loss on derivatives	(6,983)	(7,482)	(20,311)	1,261
Net loss on impairment	—	—	—	202
(Income) expense related to contingent consideration and other	(3,298)	11,895	1,969	(6,038)
Adjusted income attributable to Matador Resources Company shareholders before taxes	301,717	282,741	316,378	1,027,525
Income tax expense(1)	63,361	59,376	66,439	215,780
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$238,356	$223,365	$249,939	$811,745

Weighted average shares outstanding - basic	119,192	119,147	118,298	119,139
Dilutive effect of options and restricted stock units	779	934	1,776	841
Weighted average common shares outstanding - diluted	119,971	120,081	120,074	119,980
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$2.00	$1.87	$2.11	$6.81
Diluted	$1.99	$1.86	$2.08	$6.77

(1)Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo.

Adjusted Free Cash Flow – Matador Resources Company

	Three Months Ended			Year Ended
(In thousands)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023
Net cash provided by operating activities	$618,347	$460,970	$446,523	$1,867,828
Net change in operating assets and liabilities	(77,946)	31,943	19,750	(50,027)
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(26,078)	(19,145)	(22,458)	(82,163)
Performance incentives received from Five Point	14,500	9,000	5,500	38,200
Total discretionary cash flow	528,823	482,768	449,315	1,773,838

Drilling, completion and equipping capital expenditures	337,332	315,957	226,377	1,192,800
Midstream capital expenditures	90,110	42,738	28,638	165,719
Expenditures for other property and equipment	672	486	523	3,636
Net change in capital accruals	(62,957)	(7,104)	(46,621)	(6,288)
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(16,846)	(13,908)	(8,883)	(42,073)
Total accrual-based capital expenditures(3)	348,311	338,169	200,034	1,313,794
Adjusted free cash flow	$180,512	$144,599	$249,281	$460,044

(1)Represents Five Point Energy LLC’s (“Five Point”) 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other midstream capital expenditures not associated with San Mateo.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended			Year Ended
(In thousands)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023
Net cash provided by San Mateo operating activities	$45,463	$36,483	$44,803	$152,907
Net change in San Mateo operating assets and liabilities	7,757	2,588	1,029	14,771
Total San Mateo discretionary cash flow	53,220	39,071	45,832	167,678

San Mateo capital expenditures	39,633	22,812	27,181	86,827
Net change in San Mateo capital accruals	(5,253)	5,571	(9,052)	(964)
San Mateo accrual-based capital expenditures	34,380	28,383	18,129	85,863
San Mateo adjusted free cash flow	$18,840	$10,688	$27,703	$81,815

PV-10

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future income. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by adding the discounted future income taxes associated with such reserves to the Standardized Measure.

(in millions)	At December 31, 2023	At December 31, 2022
Standardized Measure	$6,113.5	$6,983.2
Discounted future income taxes	1,590.6	2,149.0
PV-10	$7,704.1	$9,132.2